Exhibit 10.1

ShAreholders Agreement

among

US PREMIUM FINANCE HOLDING COMPANY

and

the Shareholders named herein

dated as of

January 18, 2017

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Section 7.10 Amendment and Modification; Waiver	22

Section 7.11 Governing Law	22

Section 7.12 Equitable Remedies	23

Section 7.13 Counterparts	23

Section 7.14 Arbitration	23

Section 7.15 Confidentiality	23

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Shareholders Agreement

This Shareholders Agreement (this “Agreement”), dated as of January 18, 2017, is entered into among US Premium Finance Holding Company, a Florida corporation (the “Company”), William J. Villari, an individual resident of the State of Georgia (“Villari”), Ameris Bancorp, a Georgia corporation (“Ameris” and, together with Villari, the “Division Shareholders”), and The Villari Family Gift Trust (such Person, collectively with the Division Shareholders, the “Shareholders”).

RECITALS

WHEREAS, as of the date hereof, the outstanding Common Stock is owned by the Shareholders as set forth on Exhibit A attached hereto and incorporated herein by this reference; and

WHEREAS, the Shareholders deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“ABCB Stock” means the common stock, par value $1.00 per share, of Ameris.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Ameris” has the meaning set forth in the preamble.

“Ameris Director” has the meaning set forth in Section 2.01(a).

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Asset Transfer” means with respect to an entity (or portion thereof), a sale, lease or other disposition of all or substantially all of the assets of such entity (or portion thereof).

“Average ABCB Stock Price” has the meaning set forth in Section 3.04(a).

“Board” has the meaning set forth in Section 2.01(a).

“Business” means the business of soliciting, originating, servicing, administering and collecting: (i) loans made for purposes of funding insurance premiums; and (ii) other loans made to Persons engaged in the insurance business.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required to close.

“Bylaws” means the bylaws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as filed with the Department of State of the State of Florida and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third-Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third-Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its subsidiaries (if any), on a consolidated basis, to any Third-Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third-Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Common Stock” means, collectively, the Voting Common Stock and the Non-Voting Common Stock; provided, however, that if the context otherwise requires, or as necessary for consistency of reference or application under the circumstances, “Common Stock” may refer to either of the Voting Common Stock or the Non-Voting Common Stock.

“Company” has the meaning set forth in the preamble.

“Designated Ameris Shares” has the meaning set forth in the Prior Stock Purchase Agreement.

“Director” has the meaning set forth in Section 2.01(a).

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“Division” has the meaning set forth in the Management Agreement.

“Division Shareholders” has the meaning set forth in the preamble.

“Drag-Along Notice” has the meaning set forth in Section 3.02(b).

“Drag-Along Sale” has the meaning set forth in Section 3.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Common Stock or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase shares of Common Stock, or shares of Common Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company; (e) the commencement of any Initial Public Offering or any transaction or series of related transactions involving a Change of Control; (f) a stock split, stock dividend or any similar recapitalization; or (g) any issuance of Financing Equity where such Financing Equity, together with all then outstanding Financing Equity, is not equal to, and is not convertible into, an aggregate of more than five percent (5%) of the outstanding Common Stock on a fully diluted basis at the time of the issuance of such Financing Equity, in each case, approved in accordance with the terms of this Agreement.

“Exercise Period” has the meaning set forth in Section 4.01(c).

“Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Financing Equity” means any Common Stock, warrants or other similar rights to purchase Common Stock issued to lenders or other institutional investors (excluding the Shareholders) in any arm’s length transaction providing debt financing to the Company.

“Fiscal Year” means for financial accounting purposes, January 1 to December 31.

“Fundamental Matter” means any of the actions specified in Section 2.03(b)(i), Section 2.03(h) or Section 2.03(i).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Information” has the meaning set forth in Section 7.15(a).

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Management Agreement” means that certain Management and License Agreement, dated as of December 15, 2016, by and among Villari, the Company and Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Ameris.

“New Ameris Shares” has the meaning set forth in Section 3.04(a).

“New Securities” has the meaning set forth in Section 4.01(a).

“Non-Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Non-Voting Common Stock” means the non-voting common stock, no par value per share, of the Company and any securities issued by the Company in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Organizational Documents” means the Bylaws and the Certificate of Incorporation.

“Over-Allotment Exercise Period” has the meaning set forth in Section 4.01(d).

“Over-Allotment New Securities” has the meaning set forth in Section 4.01(d).

“Over-Allotment Notice” has the meaning set forth in Section 4.01(d).

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“Permitted Transferee” means with respect to any Shareholder, (i) any Affiliate of such Shareholder, (ii) such Shareholder’s spouse, parents, siblings and descendants (by blood or adoption), and the spouse, parents, siblings and descendants (by blood or adoption) of such spouses, parents, siblings and descendants (by blood or adoption), and any family partnership, trust or other entity where any one or more of such Persons described in the immediately preceding clause (i) or this clause (ii) are the sole beneficial owners or beneficiaries, or (iii) upon the death of any Shareholder, such Shareholder’s estate, administrator or executor, provided that under the terms of such Shareholder’s will or under the applicable laws of intestate succession, such Shareholder’s Common Stock is to be Transferred solely to one or more Permitted Transferees as otherwise defined herein.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preemptive Pro Rata Portion” has the meaning set forth in Section 4.01(c).

“Preemptive Shareholder” has the meaning set forth in Section 4.01(a).

“Prior Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 18, 2017, by and between Villari and Ameris.

“Prior Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of December 15, 2016, by and between Villari and Ameris, relating to the purchase of shares of Common Stock by Ameris from Villari.

“Proposed Transferee” has the meaning set forth in Section 3.03(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sale Notice” has the meaning set forth in Section 3.03(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shareholders” has the meaning set forth in the preamble.

“Supermajority Approval” means, with respect to any matter that must be approved by the Board, (a) the affirmative vote at a meeting of the Board of at least eighty percent (80%) of the Directors or (b) the unanimous written consent of the entire Board in lieu of a meeting.

“Tag-Along Notice” has the meaning set forth in Section 3.03(c).

“Tag-Along Period” has the meaning set forth in Section 3.03(c).

“Tag-Along Sale” has the meaning set forth in Section 3.03(a).

“Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

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“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.

“Villari” has the meaning set forth in the preamble.

“Villari Director” has the meaning set forth in Section 2.01(a).

“Villari Shares” has the meaning set forth in Section 3.04(a).

“Voting Common Stock” means the voting common stock, no par value per share, of the Company and any securities issued by the Company in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

Article II
Management and Operation of the Company

Section 2.01         Board of Directors.

(a)          The Shareholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of five (5) members (each, a “Director”); provided, however, that such number of Directors shall be increased to six (6) automatically and without further action upon Ameris becoming the owner of thirty percent (30%) of the Common Stock. The Directors shall be elected to the Board in accordance with the following procedures:

(i)          Villari shall have the right to designate four (4) Directors, who shall initially be Villari, Mark Bell, Chris Howard and Doug Shumate (the “Villari Directors”); and

(ii)         Ameris shall have the right to designate one (1) Director, who shall initially be Dennis Zember (the “Ameris Director”); provided, however, that upon Ameris becoming the owner of thirty percent (30%) of the Common Stock, Ameris shall have the right to designate one (1) additional Director and the number of Ameris Directors shall be increased to a total of two (2) Directors.

(b)          Each Shareholder shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by a Division Shareholder pursuant to Section 2.01(a). Notwithstanding anything to the contrary in this Agreement, no Shareholder shall be required to elect to the Board any individual who is a competitor (or an Affiliate or Representative of any such competitor) of: (i) the Division (as defined in the Management Agreement); (ii) any Shareholder; or (iii) an Affiliate of any Shareholder.

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(c)          Each Division Shareholder shall have the right at any time to remove (with or without cause) any Director designated by such Division Shareholder for election to the Board and each other Shareholder shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Division Shareholder that such Division Shareholder desires to remove pursuant to this Section 2.01. Except as provided in the preceding sentence, unless a Division Shareholder shall otherwise consent in writing, no other Shareholder shall take any action to cause the removal of any Directors designated by a Division Shareholder.

(d)          In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal of an individual pursuant to Section 2.01(c)), the Division Shareholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Shareholder shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by such Division Shareholder.

(e)          The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of Villari Directors and Ameris Directors as the Division Shareholders shall then be entitled to appoint to the Board pursuant to this Section 2.01; provided, that for so long as Ameris has the right to designate a Director to the Board, any committee composed of Directors shall consist of at least one Ameris Director.

Section 2.02         Meetings of the Board of Directors.

(a)          The Board will meet no less than two (2) times a year at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, special meetings of the Board may be called by any Director or Division Shareholder on no less than three (3) Business Days’ prior written notice of the time, place and agenda of the meeting.

(b)          The Directors may participate in any meeting of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

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(c)          The presence of a majority of Directors then in office shall constitute a quorum; provided, that at least one Ameris Director is present at such meeting. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors.

(d)          Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 2.03         Voting Arrangements. In addition to any vote or consent of the Board or the Shareholders required by Applicable Law, without Supermajority Approval the Company shall not, and shall not enter into any commitment to:

(a)          amend, modify or waive the Certificate of Incorporation or Bylaws;

(b)          (i) make any material change to the nature of the Business conducted by the Company or (ii) enter into any business other than the Business;

(c)          (i) issue or sell Common Stock or other equity securities of the Company to any Person or (ii) enter into or effect any transaction or series of related transactions involving the repurchase, redemption or other acquisition of Common Stock from any Person, other than, in each case relating to clause (i) or clause (ii), any Excluded Securities approved in accordance with the terms of this Agreement, or as otherwise contemplated by the terms of this Agreement;

(d)          appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(e)          enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person;

(f)          except for a Change of Control effected in accordance with Section 3.02, enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets;

(g)          establish a subsidiary or enter into any joint venture or similar business arrangement;

(h)          initiate or consummate an Initial Public Offering or make a public offering and sale of Common Stock or any other securities; or

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(i)          dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

Article III
Transfer of Interests

Section 3.01         General Restrictions on Transfer.

(a)          Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02, Section 3.03 or Section 3.04, each Shareholder agrees that such Shareholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Common Stock.

(b)          The provisions of Section 3.01(a), Section 3.02 and Section 3.03 shall not apply to any of the following Transfers by any Shareholder of any of its Common Stock:

(i)          to a Permitted Transferee; or

(ii)         pursuant to a merger, consolidation or other business combination of the Company that has been approved in compliance with Section 2.03(f).

(c)          In addition to any legends required by Applicable Law, each certificate representing the Common Stock of the Company shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT.”

(d)          Prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Common Stock. Prior to consummation of any Transfer by any Shareholder of any of its Common Stock, such party shall cause the transferee thereof to execute and deliver to the Company a joinder agreement in form and substance satisfactory to the Company and the non-transferring Shareholders, whereby such party agrees to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Shareholder of any of its Common Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof, to the extent relating to the Common Stock that has been so transferred.

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(e)          Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f)          Any Transfer or attempted Transfer of any Common Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Common Stock for all purposes of this Agreement.

Section 3.02         Drag-Along Rights.

(a)          If at any time Villari, while holding (together with his Affiliates) at least a majority of the outstanding Common Stock of the Company, receives a bona fide offer from a Third-Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag-Along Sale”), Villari shall have the right to require that Ameris participate in such Transfer in the manner set forth in this Section 3.02, provided, however, that Ameris shall not be required to participate in the Drag-Along Sale if the consideration for the Drag-Along Sale is other than cash or registered securities listed on an established U.S. securities exchange or traded on the NASDAQ Stock Market.

(b)          Villari shall exercise his rights pursuant to this Section 3.02 by delivering a written notice (the “Drag-Along Notice”) to Ameris at least thirty (30) days prior to the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to Villari’s rights and obligations hereunder, shall include a copy (which may be in draft form) of any stock purchase, merger or other acquisition agreement proposed to be executed by Villari or the Company in connection therewith, and a copy (which may be in draft form) of any agreement proposed to be executed by Ameris in connection therewith, and shall describe in reasonable detail:

(i)          the number of shares of Common Stock to be sold by Villari, if the Drag-Along Sale is structured as a Transfer of Common Stock;

(ii)         the identity of the Third-Party Purchaser;

(iii)        the proposed date, time and location of the closing of the Drag-Along Sale; and

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(iv)        the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof.

(c)          If the Drag-Along Sale is structured as a Transfer of Common Stock, then, subject to Section 3.02(d), Villari and Ameris shall Transfer to the Third-Party Purchaser the number of shares equal to the product of (x) the aggregate number of shares of Common Stock the Third-Party Purchaser proposes to buy as stated in the Drag-Along Notice and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by Villari or Ameris, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Shareholders (including, for the avoidance of doubt, Villari and Ameris).

(d)          The consideration to be received by Ameris shall be the same form and amount of consideration per share of Common Stock to be received by Villari (or, if Villari is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which Villari Transfers his Common Stock. Ameris shall make or provide the same representations, warranties, covenants, indemnities and agreements as Villari makes or provides in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to Villari, Ameris shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by Villari and Ameris severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by Villari and Ameris, in each case in an amount not to exceed the aggregate proceeds received by Villari and Ameris in connection with the Drag-Along Sale.

(e)          The fees and expenses of Villari incurred in connection with a Drag-Along Sale and for the benefit of all Shareholders (it being understood that costs incurred by or on behalf of Villari for his sole benefit will not be considered to be for the benefit of all Shareholders), to the extent not paid or reimbursed by the Company or the Third-Party Purchaser, shall be shared by all the Shareholders on a pro rata basis, based on the aggregate consideration received by each Shareholder; provided, that no Shareholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-Along Sale.

(f)          Each Shareholder shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by Villari.

(g)          Villari shall have ninety (90) days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one hundred twenty (120) days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, Villari has not completed the Drag-Along Sale, Villari may not then effect a transaction subject to this Section 3.02 without again fully complying with the provisions of this Section 3.02.

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Section 3.03         Tag-Along Rights.

(a)          If at any time Villari, while holding (together with his Affiliates) at least a majority of the outstanding Common Stock of the Company, proposes to Transfer any shares of his Common Stock to a Third-Party Purchaser (the “Proposed Transferee”) and Villari cannot or has not elected to exercise his drag-along rights set forth in Section 3.02, Ameris shall be permitted to participate in such Transfer (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 3.03.

(b)          Prior to the consummation of any such Transfer of Common Stock described in Section 3.03(a), Villari shall deliver to Ameris a written notice (a “Sale Notice”) of the proposed Tag-Along Sale subject to this Section 3.03 at least thirty (30) days prior to the closing date of the Tag-Along Sale. The Sale Notice shall make reference to Ameris’s rights hereunder, shall include a copy (which may be in draft form) of any stock purchase, merger or other acquisition agreement proposed to be executed by Villari or the Company in connection therewith, and a copy (which may be in draft form) of any agreement proposed to be executed by Ameris in connection therewith, and shall describe in reasonable detail:

(i)           the aggregate number of shares of Common Stock the Proposed Transferee has offered to purchase.

(ii)         the identity of the Proposed Transferee;

(iii)        the proposed date, time and location of the closing of the Tag-Along Sale; and

(iv)        the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof.

(c)          Ameris shall exercise its right to participate in a Transfer of Common Stock by Villari subject to this Section 3.03 by delivering to Villari a written notice (a “Tag-Along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-Along Period”). The offer of Ameris set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, Ameris shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 3.03. Villari and Ameris shall have the right to Transfer in a Transfer subject to this Section 3.03 the number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by Villari or Ameris, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Shareholders (including, for the avoidance of doubt, Villari and Ameris).

(d)          If Ameris does not deliver a Tag-Along Notice in compliance with Section 3.03(c) above, it shall be deemed to have waived all of its rights to participate in such Transfer, and Villari shall thereafter be free to Transfer to the Proposed Transferee his shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to Villari than those set forth in the Sale Notice without any further obligation to Ameris.

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(e)          If Ameris elects to participate in a Transfer pursuant to this Section 3.03, it shall receive the same consideration per share as Villari after deduction of its proportionate share of the related fees and expenses in accordance with Section 3.03(g) below.

(f)          Ameris shall make or provide the same representations, warranties, covenants, indemnities and agreements as Villari makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to Villari, Ameris shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by Villari and Ameris severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by Villari and Ameris, in each case in an amount not to exceed the aggregate proceeds received by Villari and Ameris in connection with any Tag-Along Sale.

(g)          The fees and expenses of Villari incurred in connection with a Tag-Along Sale and for the benefit of all Shareholders (it being understood that costs incurred by or on behalf of Villari for his sole benefit will not be considered to be for the benefit of all Shareholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Shareholders on a pro rata basis, based on the aggregate consideration received by each such Shareholder; provided, that no Shareholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(h)          Ameris shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by Villari.

(i)          Villari shall have ninety (90) days following the expiration of the Tag-Along Period in which to Transfer the shares of Common Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one hundred twenty (120) days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, Villari has not completed such Transfer, Villari may not then effect a Transfer of Common Stock subject to this Section 3.03 without again fully complying with the provisions of this Section 3.03.

(j)          If Villari Transfers to the Proposed Transferee any of his shares of Common Stock in breach of this Section 3.03, then Ameris shall have the right to Transfer to Villari, and Villari undertakes to purchase from Ameris, the number of shares of Common Stock that Ameris would have had the right to Transfer to the Proposed Transferee pursuant to this Section 3.03, for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Stock from Villari (but without indemnity being granted by Ameris to Villari, other than indemnification in the event that Ameris does not own such Common Stock free and clear of all Liens); provided, that, nothing contained in this Section 3.03 shall preclude Ameris from seeking alternative remedies against Villari as a result of his breach of this Section 3.03. Villari shall also reimburse Ameris for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of Ameris’s rights as a result of a Transfer by Villari to the Proposed Transferee of any of his shares of Common Stock in breach of this Section 3.03.

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Section 3.04         Ameris Purchase of Villari Shares.

(a)          On or before December 31, 2017 (or such later date, if any, as may be mutually agreed in writing by Ameris and Villari), but subject to the receipt of all required Governmental Approvals with respect thereto, Ameris shall purchase from Villari, and Villari shall sell to Ameris, such number of shares of Voting Common Stock and Non-Voting Common Stock owned by Villari as shall represent at the time of such purchase twenty-five and 01/100ths percent (25.01%) of the shares of Common Stock then issued and outstanding (the “Villari Shares”), such that after such acquisition, Ameris shall own thirty percent (30%) of both the outstanding Voting Common Stock and the outstanding Non-Voting Common Stock. The consideration payable by Ameris to Villari for the Villari Shares shall be (i) twelve million dollars ($12,000,000) in cash (which amount shall be increased by two hundred thousand dollars ($200,000) for each calendar month or portion thereof beginning January 1, 2018 and continuing through and including June 30, 2018, if Ameris has not acquired the Villari Shares on or before December 31, 2017 and Ameris and Villari have mutually agreed in writing to a purchase of the Villari Shares at a later date), plus (ii) one hundred fourteen thousand two hundred eighty-five (114,285) unregistered shares of ABCB Stock (the “New Ameris Shares”); provided, however, that if the average of the closing sale prices of ABCB Stock as reported on the NASDAQ Stock Market during the thirty (30) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the date of the parties’ consummation of such purchase of the Villari Shares (such average, the “Average ABCB Stock Price”) shall be less than thirty-five dollars ($35.00) per share, the number of New Ameris Shares to be issued as consideration for the Villari Shares shall be increased (subject to the immediately following sentence) to that number of shares of ABCB Stock that, when added together with the Designated Ameris Shares and multiplied by the Average ABCB Stock Price, equals the aggregate value of eight million five hundred thousand dollars ($8,500,000). At the same time that Villari acquires the New Ameris Shares, Villari and Ameris shall enter into a registration rights agreement with respect to the New Ameris Shares that is in form and substance substantially the same as the Prior Registration Rights Agreement. Notwithstanding anything herein to the contrary, the maximum number of New Ameris Shares that may be issued pursuant to this Section 3.04(a) shall in all events be limited to one share of ABCB Stock fewer than the minimum number of shares of ABCB Stock the issuance of which would require the approval of the shareholders of Ameris under any Applicable Law or any rule of the NASDAQ Stock Market or any other applicable securities exchange, and any shortfall in the ABCB Stock consideration to which Villari would have been entitled that results from the foregoing shall be satisfied by the payment of additional cash consideration by Ameris equal to the quotient obtained by multiplying (x) that number of shares of ABCB Stock constituting such shortfall, by (y) the Average ABCB Stock Price. The purchase of the Villari Shares shall be consummated as promptly as practicable after Ameris’s receipt of all Governmental Approvals with respect thereto, and following the expiration of all applicable waiting periods and the parties’ compliance with all Applicable Laws, by the parties’ execution of a mutually agreeable stock purchase agreement similar in substance and form to the Prior Stock Purchase Agreement, as applicable; provided, however, that notwithstanding anything herein to the contrary, Ameris shall have no obligation hereunder to purchase the Villari Shares pursuant to this paragraph if it does not receive all required Governmental Approvals thereto on or before December 31, 2017 (or such later date, if any, as may be mutually agreed in writing by Ameris and Villari) following the exercise by Ameris and Villari of all commercially reasonable efforts in good faith to do so; provided further, however, that nothing contained herein shall be deemed to require Ameris, or require or permit Villari, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any Governmental Approval that would reasonably be expected to result in Ameris or any Affiliate of Ameris becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority.

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(b)          If Ameris does not consummate the purchase of the Villari Shares pursuant to Section 3.04(a) on or before December 31, 2017 (or such later date, if any, as may be mutually agreed in writing by Ameris and Villari), then Villari may institute an Asset Transfer of the Division at any time during the remainder of the Term by providing written notice to Ameris. For the avoidance of doubt, Villari may institute an Asset Transfer of the Division without regard to whether any Governmental Approvals contemplated by Section 3.04(a) have been received. Notwithstanding anything in the Management Agreement to the contrary, Villari shall give notice to Ameris at least five (5) days prior to, directly or indirectly, soliciting, initiating, encouraging, facilitating (including by way of furnishing information) or taking any other action designed to facilitate any inquiries or proposals regarding any Asset Transfer of the Division, or engaging in a process designed to effect such an Asset Transfer. Anything to the contrary in the Management Agreement notwithstanding, upon and after the receipt of any such notice: (i) Ameris will (and will cause its Affiliates, including Ameris Bank, to) keep all information regarding such proposed Asset Transfer strictly confidential and not disclose such information to anyone other than the directors and executive officers of Ameris or its Affiliates, who will be under an obligation to maintain such confidentiality; (ii) Ameris will not (and will cause its Affiliates not to), and Villari will not, (A) disparage each other, the Division or the transferee of the Asset Transfer, or (B) interfere with, or attempt to circumvent, such proposed Asset Transfer; (iii) Ameris will not (and will cause its Affiliates, including Ameris Bank, not to) seek to retain the Division’s employees; (iv) Ameris will (or will cause its Affiliates, including Ameris Bank, to), prior to the date of the Asset Transfer, continue to fund the new Premium Finance Loans and Non-Premium Finance Loans at least up to the then applicable Portfolio Size Floor pursuant to the terms and conditions of the Management Agreement; (v) Ameris will (and will cause its Affiliates, including Ameris Bank, to) permit the Division’s Premium Finance Loans and Non-Premium Finance Loans (or such portion thereof as may be designated by Villari) to be transferred to the transferee as part of such Asset Transfer, provided that Ameris (or its Affiliates) is paid the outstanding principal thereof and the accrued and unpaid interest thereon through the date of transfer; and (vi) neither Ameris nor its Affiliates (including Ameris Bank) will have any right to receive any portion of any premium, goodwill or any such proceeds paid (in excess of the sums paid to Ameris or its Affiliates for the then outstanding principal and accrued unpaid interest) that are paid to Villari upon such Asset Transfer (other than a pro rata percentage based on the percentage of Common Stock then owned by Ameris). If Villari decides to effect an Asset Transfer, then: (i) Villari shall be required to obtain from the prospective transferee a confidentiality agreement in form and substance reasonably satisfactory to Ameris prior to the disclosure to such prospective transferee or its agents or representatives of any information regarding the Division’s finances, loans, operations, or employees; and (ii) the disclosure of any information regarding or relevant to the Division to such transferee shall not cause Villari to be in violation of any confidentiality requirements or fiduciary obligations in favor of Ameris or any of its Affiliates. If an Asset Transfer of the Division is initiated by Villari during the Term, then Ameris will (and will cause its Affiliates, including Ameris Bank, to) use commercially reasonable efforts to facilitate such Asset Transfer of the Division, including cooperating with the transferee’s reasonable due diligence requests and promptly executing such documents as Villari may reasonably request to facilitate such Asset Transfer of the Division. All capitalized terms used in this Section 3.04(b) and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Management Agreement.

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Article IV
Preemptive Rights

Section 4.01         Preemptive Right.

(a)          The Company hereby grants to each Shareholder (each, a “Preemptive Shareholder”) the right to purchase its pro rata portion of any new Common Stock (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any Person.

(b)          The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Preemptive Shareholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)          the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent;

(ii)         the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice; and

(iii)        the proposed purchase price per share.

(c)          Each Preemptive Shareholder shall for a period of fifteen (15) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Preemptive Shareholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance (the “Preemptive Pro Rata Portion”) by delivering a written notice to the Company. Such Preemptive Shareholder’s election to purchase New Securities shall be binding and irrevocable.

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(d)          No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Preemptive Shareholder in writing of the number of New Securities that each Preemptive Shareholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-Allotment Notice”). Each Preemptive Shareholder exercising its right to purchase its Preemptive Pro Rata Portion of the New Securities in full (an “Exercising Shareholder”) shall have a right of over-allotment such that if any other Preemptive Shareholder fails to exercise its right under this Section 4.01 to purchase its Preemptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Shareholder”), such Exercising Shareholder may purchase all or any portion of such Non-Exercising Shareholder’s allotment (the “Over-Allotment New Securities”) by giving written notice to the Company setting forth the number of Over-Allotment New Securities that such Exercising Shareholder is willing to purchase within five (5) Business Days of receipt of the Over-Allotment Notice (the “Over-Allotment Exercise Period”). Such Exercising Shareholder’s election to purchase Over-Allotment New Securities shall be binding and irrevocable. If more than one Exercising Shareholder elects to exercise its right of over-allotment, each Exercising Shareholder shall have the right to purchase the number of Over-Allotment New Securities it elected to purchase in its written notice; provided, that if the over-allotment New Securities are over-subscribed, each Exercising Shareholder shall purchase its pro rata portion of the available Over-Allotment New Securities based upon the relative Preemptive Pro Rata Portions of the Exercising Shareholders.

(e)          The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) and Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within sixty (60) days after the expiration of the Over-Allotment Exercise Period (subject to the extension of such sixty (60) day period for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Shareholders in accordance with the procedures set forth in this Section 4.01.

(f)          Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to each Exercising Shareholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Shareholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Shareholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

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Article V
Information Rights

Section 5.01         Financial Statements. In addition to, and without limiting any rights that a Shareholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Shareholder, the following information:

(a)          as soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the unaudited balance sheet of the Company as at the end of each such Fiscal Year and the unaudited statements of income, cash flows and changes in shareholders’ equity for such year, accompanied by the certification of the chief financial officer of the Company to the effect that, except as set forth therein, such financial statements have been prepared on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and shareholders’ equity for the periods covered thereby;

(b)          as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in shareholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the chief financial officer of the Company; and

(c)          to the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available.

Section 5.02         Inspection Rights.

(a)          The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Shareholder and the Representatives of each such Shareholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Shareholder the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as each such Shareholder may reasonably request upon reasonable notice.

(b)          The right set forth in Section 5.02(a) above shall not and is not intended to limit any rights which the Shareholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

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Article VI
Term and Termination

Section 6.01         Termination. This Agreement shall terminate upon the earliest of:

(a)          the consummation of an Initial Public Offering;

(b)          the consummation of a merger or other business combination involving the Company whereby the Voting Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c)          the date on which neither of the Division Shareholders owns any Common Stock;

(d)          the dissolution, liquidation or winding up of the Company; or

(e)          the unanimous written agreement of the Shareholders.

Section 6.02         Effect of Termination.

(a)          The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not affect:

(i)          the existence of the Company;

(ii)         the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)        the rights which any Shareholder may have by operation of law as a shareholder of the Company; or

(iv)        the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b)        The following provisions shall survive the termination of this Agreement: this Section 6.02 and Section 7.03, Section 7.11, Section 7.12, Section 7.14 and Section 7.15.

Article VII
Miscellaneous

Section 7.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02         Release of Liability. In the event any Shareholder shall Transfer all of the Common Stock held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

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Section 7.03         Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent to the recipient by confirmed facsimile or email transmission; or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the appropriate address indicated below, or such other address as may be given in a notice sent by a party to the other party in accordance with this Section 7.03):

In the case of Ameris:

Ameris Bancorp
1301 Riverplace Boulevard

Suite 2600

Jacksonville, Florida 32207
Attn: Dennis J. Zember Jr.

Facsimile: (229) 890-2235

Email: dennis.zember@amerisbank.com

with a copy (which shall not constitute notice to Ameris) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn: Jody L. Spencer

Facsimile: (404) 230-0972

Email: jspencer@rh-law.com

In the case of Villari or The Villari Family Gift Trust:

Mr. William J. Villari
2065 East Lake Road
Atlanta, GA 30307

Email: wvillari@gmail.com

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with a copy (which shall not constitute notice to Villari or The Villari Family Gift Trust) to:

Vedder Price P.C.
222 North LaSalle Street
Chicago, IL 60601
Attn: Marc L. Klyman, Esq.

Facsimile: (312) 609-5005

Email: mklyman@vedderprice.com

In the case of the Company:

US Premium Finance Holding Company

2065 East Lake Road
Atlanta, GA 30307
Attn: President

Email: wvillari@gmail.com

with a copy (which shall not constitute notice to the Company) to:

Vedder Price P.C.
222 North LaSalle Street
Chicago, IL 60601
Attn: Marc L. Klyman, Esq.

Facsimile: (312) 609-5005

Email: mklyman@vedderprice.com

Section 7.04         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.05         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 7.06         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07         Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Shareholders and the Company shall, to the extent necessary and permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 7.08         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.09         No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida.

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Section 7.12         Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In any action or arbitration proceeding brought by any party hereto to enforce the rights and obligations of the parties set forth in this Agreement, the prevailing party shall be awarded its reasonable costs in bringing, prosecuting or defending such action or proceeding (including reasonable attorneys’ fees) in addition to any award granted by the court or arbitrator.

Section 7.13         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.14         Arbitration. Notwithstanding any reference in this Agreement to an arbitrator or an arbitration proceeding, no party hereto shall be deemed to have agreed to enter into or participate or be bound by any arbitration unless such party separately and specifically so agrees in writing.

Section 7.15         Confidentiality.

(a)          Each Shareholder shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company or the Division, including the assets, business, operations, financial condition or prospects of the Company or the Division (collectively, “Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company or the Division; provided, that nothing herein shall prevent any Shareholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Shareholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Shareholders, (vi) to such Shareholder’s Representatives that in the reasonable judgment of such Shareholder need to know such Information or (vii) otherwise in accordance with an applicable provision of this Agreement, provided, further, that in the case of clause (i), (ii) or (iii), such Shareholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b)          The restrictions of Section 7.15(a) shall not apply to information (i) that is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement, (ii) that is or becomes available to a Shareholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Shareholder and any of its Representatives, (iii) that is or has been independently developed or conceived by such Shareholder without use of the Company’s Information, (iv) regarding or relevant to the Division that is disclosed to a prospective transferee in connection with an Asset Transfer, or (v) that becomes available to the receiving Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Shareholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Shareholder or any of its Representatives.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers (or other signatories, as applicable) thereunto duly authorized.

“Ameris”

AMERIS BANCORP, a Georgia corporation

By:	/s/ Dennis J. Zember Jr.
Name: Dennis J. Zember Jr.
Title: EVP, CFO & COO

“Villari”

WILLIAM J. VILLARI, an individual resident of the State of Georgia

Sign:	/s/ William J. Villari

“Shareholder”

THE VILLARI FAMILY GIFT TRUST

By:	/s/ William J. Villari
Name: William J. Villari

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“Company”

US PREMIUM FINANCE HOLDING COMPANY, a Florida corporation

By:	/s/ William J. Villari
Name: William J. Villari
Title: President

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EXHIBIT A

Ownership of Common Stock by Shareholders

Shareholder	Shares of Voting Common Stock	Percentage of Outstanding Voting Common Stock	Shares of Non-Voting Common Stock	Percentage of Outstanding Non-Voting Common Stock

Ameris Bancorp	49	4.90%	450	5.00%

The Villari Family Gift Trust	0	0.00%	1,500	16.67%

William J. Villari	951	95.10%	7,050	78.33%

Total	1,000	100.00%	9,000	100.00%